Exhibit (k)(21)

AMENDMENT TO STOCK TRANSFER AGENCY AGREEMENT

Reference is made to the Stock Transfer Agency Agreement dated as of July 19, 2004, between Aberdeen Asia-Pacific Income Fund, Inc. and The Bank of New York ("Agreement").

The parties hereby agree that the Agreement became effective as of July 26, 2004.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be duly executed effective as of this 10 day of Nov, 2004.

Aberdeen Asia-Pacific Income Fund, Inc.
By: /s/ Timothy P. Sullivan Name: Timothy P. Sullivan Title: Assistant Treasurer

The Bank of New York

By: /s/ Annette Hogan Name: Annette Hogan Title: Assistant Vice President